UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2014

Air Products and Chemicals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-4534	23-1274455
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7201 Hamilton Boulevard, Allentown, Pennsylvania	18195-1501
(Address of Principal Executive Offices)	(Zip Code)

(610) 481-4911

Registrant’s telephone number, including area code

not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2014, Air Products and Chemicals, Inc. (the “Company”) amended and restated the Air Products and Chemicals, Inc. Corporate Executive Committee Separation Program (the “Program”). The Program applies to members of the Company’s Corporate Executive Committee (“CEC”) which currently includes, among others, the following executive officers of the Company who were named executive officers in the Company’s proxy statement filed on December 13, 2013: John E. McGlade, Chairman, President, and Chief Executive Officer; M. Scott Crocco, Senior Vice President and Chief Financial Officer; Stephen J. Jones, Senior Vice President and General Manager – Tonnage Gases, Equipment and Energy/China President; and John D. Stanley, Senior Vice President, General Counsel, and Chief Administrative Officer.

Under the Program severance benefits are payable to a covered executive in the event the executive is involuntarily terminated other than for Cause or voluntarily terminates his or her employment for Good Reason. Cause is defined to include an executive’s failure to perform his or her duties, willful misconduct, certain illegal acts, insubordination, dishonesty, or violation of the Company’s Code of Conduct. Good Reason is defined to include a material adverse change in the executive’s position, a decrease in compensation or benefits if not similarly applied to other highly compensated employees, or a relocation of the executive’s work place more than 50 miles from the existing location.

Upon a covered termination, the Chief Executive Officer is eligible to receive a cash severance benefit of two times the sum of his or her annual base salary and the average of his or her three highest annual incentive awards for the past five years, plus a pro-rated annual incentive award for the year of termination. All other CEC members are eligible to receive one times the sum of his or her annual base salary and the average of his or her three highest annual incentive awards for the past five years, plus a pro-rated annual incentive award for the year of termination. An additional cash payment is provided to approximate the retirement benefits the Company would provide if the CEC member had remained actively employed, for two years following termination in the case of the Chief Executive Officer, and one year following termination in the case of the other CEC members. The Company also pays the cost of continuation coverage under the Company’s medical and dental plans for one year and provides outplacement benefits.

Following a covered termination, awards granted under the Company’s Long-Term Incentive Plan are generally continued or vested under the Program as follows: stock options that are exercisable as of the termination date continue to be exercisable for their full term; restricted stock and deferred stock units that are subject to time-based vesting are vested and paid on a pro-rata basis, except that career vesting awards are vested and paid in their entirety; and deferred stock units which are subject to performance-based vesting are vested and paid on a pro-rata basis at the level determined on behalf of the Company for other employees receiving such awards for the performance period.

The amendments apply to members of the CEC, other than the Chief Executive Officer, who were members of the CEC on December 1, 2013 and had been members for at least a year as of that date.

The amendments provide that, upon a covered termination occurring between 1 December 2013 and 31 January 2016, awards granted under the Company’s Long-Term Incentive Plan will be immediately vested as follows: all outstanding stock options will be vested and exercisable for their full term; restricted stock and deferred stock units that are subject to time-based vesting will be vested and paid according to their terms; and deferred stock units subject to performance-based vesting will be vested and earned at the level determined on behalf of the Company for other employees receiving such awards for the performance period and paid according to their terms.

The foregoing summary is qualified in its entirety by the amended Program document which is attached herewith as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits

d.	Exhibits

10.1	Corporate Executive Committee Separation Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Products and Chemicals, Inc.
(Registrant)

Dated: January 8, 2014	By:	/s/ Mary T. Afflerbach
Mary T. Afflerbach
Corporate Secretary and Chief Governance Officer

Exhibit Index

Exhibit No.	Description

10.1	Corporate Executive Committee Separation Program

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